FOURTH AMENDMENT TO THE

                    AMENDED AND RESTATED DECLARATION OF TRUST

                                       OF

                           WEINGARTEN REALTY INVESTORS

     The undersigned hereby executes this Fourth Amendment to the Amended and Restated Declaration of Trust of Weingarten Realty Investors, a Texas real estate investment trust formed under the Texas Real Estate Investment Trust Act (the "Trust"), on behalf of the Trust.

     I. Article Eighteen of the Declaration of Trust shall be amended to include the following provision:

          (j) Nothing in this Article Eighteen shall preclude, nor may the Trust take any action to impede, the settlement of any transaction entered into through the facilities of the New York Stock Exchange, Inc.

          II. The amendment to Article Eighteen of the Declaration of Trust was adopted by the shareholders on Wednesday, April 28, 1999, at the Annual Meeting of Shareholders of the Trust. Of the 26,689,320 common shares of beneficial interest (the "Common Shares") outstanding and entitled to vote on the amendment , 22,433,649 Common Shares were voted in favor of the amendment, 925,922 Common Shares were voted against the amendment and 63,806 Common Shares abstained from voting either for or against the amendment.

     IN WITNESS WHEREOF, the undersigned does hereby execute this Fourth Amendment to the Amended and Restated Declaration of Trust as of the 28th day of April, 1999.


                              By:     /s/  Stephen  C.  Richter
                                      -------------------------
                                      Stephen  C.  Richter
                                      Senior Vice President and Treasurer

THE  STATE  OF  TEXAS

COUNTY  OF  HARRIS

     BEFORE ME, the undersigned Notary Public, duly commissioned and qualified within and for the State and County aforesaid, personally came and appeared
STEPHEN C. RICHTER, in his capacity as Senior Vice President and Treasurer of Weingarten Realty Investors, and acknowledged to me, Notary, in the presence of Shirley Gilbert and Diane Garcia the undersigned competent witnesses that he executed the above and foregoing instrument in the presence of the undersigned witnesses on behalf of the said Weingarten Realty Investors, as his own free and voluntary act and deed, for the uses, purposes and considerations therein expressed.

     IN WITNESS WHEREOF, said Appearer has executed these presents together with me, Notary, and the undersigned competent witnesses, at my office in the County and State aforesaid, on this 28th day of April, 1999.


WITNESS:

     /s/  Shirley  J.  Gilbert                         /s/  Stephen  C.  Richter
     -------------------------                         -------------------------

     /s/  Diane  M.  Garcia
     ----------------------


                                        /s/  Jane  B.  Scott
                                        --------------------
                                        NOTARY  PUBLIC


                                        My  commission  expires:

                                            10/29/02
                                        --------------------